Exhibit 99.1

The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval ________
For Further Information Contact:
     Stuart L. Uselton
     Executive Vice President
     Chief Administrative Officer
     704-940-7832
CATO REPORTS RECORD 3Q EARNINGS
Provides 4Q and Full Year Guidance

Charlotte, NC (November 14, 2006) — The Cato Corporation (NYSE: CTR) today reported record net income of $5.9 million for the third quarter ended October 28, 2006, compared to net income of $4.1 million for the third quarter ended October 29, 2005, an increase of 44%. Earnings per diluted share for the third quarter were $0.18, compared to $0.13 last year, an increase of 38%. Sales for the third quarter were $187.7 million, a 6% increase over sales of $177.8 million last year. Comparable store sales for the quarter were flat to the prior year.
For the nine months ended October 28, 2006, the Company earned net income of $38.8 million compared to net income of $33.2 million for the nine months ended October 29, 2005, a 17% increase. Earnings per diluted share were $1.22 compared to $1.04 last year, a 17% increase. Sales were $632.1 million for the first nine months of 2006, a 5% increase from sales of $601.1 million last year. Year-to-date comparable store sales were flat to the prior year.
For the quarter, the gross margin rate decreased to 32.2% versus 32.6% last year. The decrease is primarily due to higher freight and occupancy costs offset by an increase in merchandise contribution. The SG&A rate decreased to 27.4% from 28.8% last year
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

primarily due to lower incentive compensation and lower write-offs related to the Company’s proprietary credit card.
“Third quarter results were in line with expectations as we continued to experience better sell-throughs of regular-priced merchandise,” commented John Cato, Chairman, President, and Chief Executive Officer. “We estimate fourth quarter earnings per diluted share will be in the range of $.40 to $.43 versus $.37 last year, an increase of 8% to 16%. This estimate is based on comparable store sales in the range of down 2% to up 2%. For the year, earnings per diluted share are estimated to be in the range of $1.62 to $1.65 versus $1.41 last year, an increase of 15% to 17%.”
The Company’s fourth quarter includes 14 weeks compared to 13 weeks in 2005 and the fiscal year includes 53 weeks compared to 52 weeks in 2005. The additional week is expected to have a positive earnings effect of approximately $.05 per diluted share. Earnings guidance both for the fourth quarter and year reflects this impact. The guidance does not reflect proceeds from currently unresolved insurance claims related to last year’s hurricanes.
Year-to-date, the Company has opened 38 new stores, relocated 15 stores, and closed 12 stores. As of October 28, 2006, the Company operated 1,270 stores in 31 states, compared to 1,222 stores in 31 states as of October 29, 2005.
The Company now expects to open 22 stores in the fourth quarter, which would bring the total number of new stores opened for the year to 60.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the fourth quarter and full year and projected store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions; inventory risks due to shifts in market demand and other such factors as are contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED OCTOBER 28, 2006 AND OCTOBER 29, 2005
(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended
	October 28,	%	October 29%		October 28,	%	October 29,	%
	2006	Sales	2005	Sales	2006	Sales	2005	Sales

REVENUES
Retail sales	$187,727	100.0%	$177,762	100.0%	$632,101	100.0%	$601,142	100.0%
Other income (principally finance, late fees and layaway charges)	3,155	1.7%	3,592	2.0%	9,686	1.5%	11,103	1.9%

Total revenues	190,882	101.7%	181,354	102.0%	641,787	101.5%	612,245	101.9%

GROSS MARGIN (Memo)	60,498	32.2%	57,893	32.6%	219,014	34.7%	204,413	34.0%

COSTS AND EXPENSES, NET
Cost of goods sold	127,229	67.8%	119,869	67.4%	413,087	65.3%	396,729	66.0%
Selling, general and administrative	51,472	27.4%	51,231	28.8%	157,801	25.0%	151,328	25.2%
Depreciation	5,169	2.7%	5,094	2.9%	15,561	2.5%	15,158	2.5%
Interest expense	10	0.0%	10	0.0%	30	0.0%	172	0.0%
Interest and other income	(2,131)	-1.1%	(1,235)	-0.7%	(5,624)	-0.9%	(3,247)	-0.5%

Cost and expenses, net	181,749	96.8%	174,969	98.4%	580,855	91.9%	560,140	93.2%

Income Before Income Taxes	9,133	4.9%	6,385	3.6%	60,932	9.6%	52,105	8.7%

Income Tax Expense	3,272	1.8%	2,318	1.3%	22,179	3.5%	18,914	3.2%

Net Income	$5,861	3.1%	$4,067	2.3%	$38,753	6.1%	$33,191	5.5%

Basic Earnings Per Share	$0.19		$0.13		$1.24		$1.07

Basic Weighted Average Shares	31,298,253		31,126,752		31,270,347		31,139,741

Diluted Earnings Per Share	$0.18		$0.13		$1.22		$1.04

Diluted Weighted Average Shares	31,846,241		31,771,535		31,795,150		31,798,500

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	October 28,	October 29,	January 28,
	2006	2005	2006
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$21,428	$18,288	$21,734
Short-term investments	86,229	75,107	86,085
Accounts receivable — net	45,229	47,638	49,644
Merchandise inventories	110,078	103,435	103,370
Other current assets	10,900	8,694	10,844

Total Current Assets	273,864	253,162	271,677

Property and Equipment — net	130,255	122,034	124,104

Other Assets	11,150	10,941	10,855

TOTAL	$415,269	$386,137	$406,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$115,190	$120,138	$132,563

Noncurrent Liabilities	32,448	34,478	34,125

Stockholders’ Equity	267,631	231,521	239,948

TOTAL	$415,269	$386,137	$406,636

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